EXHIBIT 99.1
ParkOhio Announces Second Quarter 2019 Results

•	Q2 2019 Revenues of $415 million; YTD 2019 Revenues of $835 million

•	Q2 GAAP EPS was $0.61; Q2 Adjusted EPS was $1.07

•	YTD GAAP EPS was $1.51; YTD Adjusted EPS was $2.08

•	2019 GAAP EPS guidance range updated to $3.70 to $4.05; Adjusted EPS guidance of $4.30 to $4.60 maintained

CLEVELAND, OHIO, August 5, 2019 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the second quarter of 2019.

SECOND QUARTER CONSOLIDATED RESULTS
Net sales were $415.3 million in the second quarter of 2019, a decrease of 4% from net sales of $432.2 million in the second quarter of 2018. Net income attributable to ParkOhio common shareholders was $7.6 million, or $0.61 per diluted share, in the second quarter of 2019, compared to $14.8 million, or $1.18 per diluted share, in the second quarter of 2018. On an adjusted basis, net income attributable to ParkOhio common shareholders was $13.2 million, or $1.07 per diluted share, in the 2019 period, compared to $13.6 million, or $1.08 per diluted share, in the 2018 period. The EPS adjustments in the second quarter of 2019, which totaled $0.46 per diluted share, were primarily for a one-time compensation payment and non-recurring plant closure costs. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.
Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, "We are pleased to have achieved our expectations during the first half of 2019. We are actively launching significant new business globally and are well-positioned for stronger second half results."
SECOND QUARTER SEGMENT RESULTS
Net sales in our Supply Technologies segment decreased 3% year-over-year due to lower demand from our semiconductor and consumer electronics customers, primarily in Asia, which was partially offset by strong demand from our heavy-duty truck and aerospace and defense customers. Overall, sales in North America grew modestly year-over-year, while demand from customers in Europe and Asia was down compared to the second quarter of last year. Segment operating income and margin decreased from a year ago due to lower overall sales levels, sales mix and an increase in product costs from both general inflation and tariffs on Chinese imported products. In the second half of 2019, we expect continued strong sales in North America and an increasing benefit from our pricing and supply chain initiatives offsetting the increase in product costs.

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In Assembly Components, net sales decreased 11% year-over-year due to anticipated end-of-life programs, slower than expected ramp up in sales in our two new plants in China, and the impact of lower global auto production. During the second quarter, we continued to launch over 50 newly-awarded programs, which are expected to add approximately $125 million of incremental annual revenues beginning in the second half of 2019. We are seeing excellent quoting activity globally as the auto industry responds to an unprecedented number of new model launches and a growing demand for better fuel efficiency and electrification. Margins in the second quarter, which were adversely impacted by non-recurring costs to close two operating plants to improve future profitability, were up sequentially compared to last quarter. We expect continued improvement throughout the second half of 2019 as the new programs ramp up and the favorable impact of our cost-reduction initiatives take effect.
In Engineered Products, net sales were up 4% year-over-year, resulting from continued strong demand and backlog for our induction heating systems, our aftermarket parts and services, and our aerospace and rail forgings. We believe that we are benefiting from a global reinvestment cycle in the metal markets aimed at improving manufacturing efficiency and increasing the current capacity of specialty metal production. Operating margins increased 140 basis points year-over-year to 9.8%. Bookings of new equipment and order backlog, including aftermarket parts and services, remain strong for the second half of 2019. The acquisition of Erie Press during the second quarter was in line with our goal to complete at least one highly-strategic transaction during 2019.
YEAR-TO-DATE CONSOLIDATED RESULTS
Net sales were $835.4 million in the first six months of 2019 compared to net sales of $837.9 million in the first six months of 2018. Net income attributable to ParkOhio common shareholders was $18.8 million, or $1.51 per diluted share, in the first six months of 2019, compared to $24.6 million, or $1.96 per diluted share, in the 2018 period. On an adjusted basis, net income attributable to ParkOhio common shareholders was $25.7 million, or $2.08 per diluted share, in the 2019 period, up 4% compared to $25.1 million, or $2.00 per diluted share, in the 2018 period.
FULL-YEAR 2019 GUIDANCE UPDATE
On June 17, 2019, Edward F. Crawford, our then President and former Chairman and Chief Executive Officer, retired and resigned to become the U.S. Ambassador to Ireland. In connection with his resignation, the Company incurred one-time net expense of $4.3 million, or $0.35 per diluted share. As a result, the Company is updating its full-year 2019 GAAP EPS guidance to $3.70 to $4.05 per diluted share. The Company is maintaining its full-year 2019 Adjusted EPS guidance of $4.30 to $4.60 per diluted share. Please refer to the table that follows for a reconciliation of GAAP EPS to Adjusted EPS guidance.

CONFERENCE CALL

A conference call reviewing ParkOhio’s second quarter 2019 results will be broadcast live over the Internet on Thursday, August 8, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 125 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the other factors we describe under "Item 1A. Risk Factors" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions, except per share data)
Net sales	$415.3	$432.2	$835.4	$837.9
Cost of sales	349.1	359.1	703.9	699.7
Gross profit	66.2	73.1	131.5	138.2
Selling, general and administrative expenses	46.9	47.8	89.7	90.8
Gain on sale of assets	—	(1.9)	—	(1.9)
Operating income	19.3	27.2	41.8	49.3
Other components of pension income and other postretirement benefits expense, net	1.5	2.1	2.8	4.4
Interest expense, net	(8.7)	(8.8)	(16.9)	(17.2)
Income before income taxes	12.1	20.5	27.7	36.5
Income tax expense	(4.2)	(5.5)	(8.1)	(11.3)
Net income	7.9	15.0	19.6	25.2
Net income attributable to noncontrolling interests	(0.3)	(0.2)	(0.8)	(0.6)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$7.6	$14.8	$18.8	$24.6

Earnings per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$0.62	$1.20	$1.54	$2.00
Diluted	$0.61	$1.18	$1.51	$1.96
Weighted-average shares used to compute earnings per share:
Basic	12.2	12.3	12.2	12.3
Diluted	12.4	12.6	12.4	12.6

Dividends per common share	$0.125	$0.125	$0.250	$0.250

Other financial data:
EBITDA, as defined	$36.8	$41.1	$72.9	$76.5

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings is net income calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income calculated in accordance with GAAP. Adjusted earnings herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to adjusted earnings:

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$7.6	$0.61	$14.8	$1.18	$18.8	$1.51	$24.6	$1.96
Adjustments:
One-time net expense related to former President	4.3	0.35	—	—	4.3	0.35	—	—
Plant closure and relocation, severance and other costs	1.7	0.14	—	—	3.4	0.28	—	—
Acquisition-related expenses	0.1	0.01	0.3	0.02	0.1	0.01	1.0	0.08
Gain on sale of assets	—	—	(1.9)	(0.15)	—	—	(1.9)	(0.15)
Tax effect of above adjustments	(0.5)	(0.04)	0.4	0.03	(0.9)	(0.07)	0.2	0.01
U.S. Tax Act adjustments	—	—	—	—	—	—	1.2	0.10
Adjusted earnings	$13.2	$1.07	$13.6	$1.08	$25.7	$2.08	$25.1	$2.00

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and believes that EBITDA is useful to investors as an indication of the Company's satisfaction of its Debt Service Ratio covenant in its current revolving credit facility. Additionally, EBITDA, as defined is a measure used under the Company's current revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$7.6	$14.8	$18.8	$24.6
Add back:
Interest expense, net	8.7	8.8	16.9	17.2
Income tax expense	4.2	5.5	8.1	11.3
Depreciation and amortization	8.5	9.3	17.7	18.1
Stock-based compensation expense	(0.2)	2.4	1.7	4.6
One-time payment to former President	6.0	—	6.0	—
Other(a)	2.0	0.3	3.7	0.7
EBITDA, as defined	$36.8	$41.1	$72.9	$76.5

(a) - Includes primarily one-time acquisition fees and plant closure expenses.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2019	December 31, 2018
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$45.3	$55.7
Accounts receivable, net	288.4	264.4
Inventories, net	329.8	317.8
Prepaid and other current assets	80.0	82.7
Total current assets	743.5	720.6
Property, plant and equipment, net	232.0	219.4
Operating lease right-of-use assets	64.7	—
Goodwill	106.4	103.4
Intangible assets, net	95.4	95.3
Other long-term assets	82.3	69.8
Total assets	$1,324.3	$1,208.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$183.9	$177.8
Current portion of long-term debt and short-term debt	17.8	17.9
Current portion of operating lease liabilities	11.9	—
Accrued expenses and other	100.1	103.2
Total current liabilities	313.7	298.9
Long-term liabilities, less current portion:
Debt	570.5	547.5
Long-term operating lease liabilities	54.1	—
Other long-term liabilities	55.8	49.5
Total long-term liabilities	680.4	597.0
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	316.5	299.0
Noncontrolling interests	13.7	13.6
Total equity	330.2	312.6
Total liabilities and shareholders' equity	$1,324.3	$1,208.5

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2019	2018
	(In millions)
OPERATING ACTIVITIES
Net income	$19.6	$25.2
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	17.7	18.1
Stock-based compensation expense	1.7	4.6
Net impact of Tax Cuts and Jobs Act	—	1.2
Gain on sale of assets	—	(1.9)
Changes in operating assets and liabilities:
Accounts receivable	(20.9)	(36.4)
Inventories	(10.7)	(17.7)
Prepaid and other current assets	5.4	(13.5)
Accounts payable and accrued expenses	(6.5)	22.0
Other	(3.5)	(2.9)
Net cash provided (used) by operating activities	2.8	(1.3)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(20.7)	(22.3)
Proceeds from sale of assets	—	2.8
Business acquisitions, net of cash acquired	(7.6)	(35.6)
Net cash used by investing activities	(28.3)	(55.1)
FINANCING ACTIVITIES
Proceeds from revolving credit facility, net	27.7	74.6
Payments on term loans and other debt	(2.8)	(2.6)
Proceeds from term loans and other debt	0.7	2.2
Payments on finance lease facilities, net	(3.2)	(2.3)
Dividends	(3.9)	(3.2)
Purchase of treasury shares	(0.9)	(1.1)
Payments of withholding taxes on share awards	(2.8)	(3.0)
Net cash provided by financing activities	14.8	64.6
Effect of exchange rate changes on cash	0.3	(2.6)
(Decrease) increase in cash and cash equivalents	(10.4)	5.6
Cash and cash equivalents at beginning of period	55.7	82.8
Cash and cash equivalents at end of period	$45.3	$88.4
Interest paid	$15.8	$16.3
Income taxes paid	$5.3	$8.1

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions)
Net sales:
Supply Technologies	$161.5	$166.2	$326.8	$327.1
Assembly Components	136.3	153.2	274.6	298.6
Engineered Products	117.5	112.8	234.0	212.2
	$415.3	$432.2	$835.4	$837.9
Segment operating income:
Supply Technologies	$11.3	$13.5	$24.4	$26.0
Assembly Components	8.3	11.7	16.6	24.3
Engineered Products	11.5	9.5	19.6	15.2
Total segment operating income	31.1	34.7	60.6	65.5
Corporate costs	(7.5)	(9.4)	(14.5)	(18.1)
One-time net expense related to former President	(4.3)	—	(4.3)	—
Gain on sale of assets	—	1.9	—	1.9
Operating income	19.3	27.2	41.8	49.3
Other components of pension income and other postretirement benefits expense, net	1.5	2.1	2.8	4.4
Interest expense, net	(8.7)	(8.8)	(16.9)	(17.2)
Income before income taxes	$12.1	$20.5	$27.7	$36.5

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings per share is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings per share is earnings per share calculated in accordance with GAAP, adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings per share to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting earnings per share. Adjusted earnings per share is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings per share calculated in accordance with GAAP. Adjusted earnings per share herein may not be comparable to similarly titled measures of other companies. The following table reconciles earnings per share to adjusted earnings per share:

	Year Ending December 31,
	2019 Forecast
	Low	High
EPS (GAAP)	$3.70	$4.05
One-time net expense related to former President	0.35	0.35
Plant closure and relocation, severance and other costs	0.25	0.20
Adjusted EPS (non-GAAP)	$4.30	$4.60